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                                                                    EXHIBIT 12.1


                        OUTSOURCING SERVICES GROUP, INC.

                         FIXED CHARGE RATIO COMPUTATION

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                                                                                                     OSG
                                                                          ---------------------------------------------------------
                                                        PREDECESSOR                                            SIX MONTHS ENDED
                                                    --------------------                                   ------------------------
                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------------   JUNE 29,     JUNE 27,
                                                      1993       1994       1995       1996       1997        1997         1998
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                                (DOLLARS IN THOUSANDS)
Income (loss) before taxes........................  $      12  $     638  $      92  $   1,443  $     112   $    (228)   $   1,208

Fixed charges reflected in income (loss) before
  taxes
  Interest expense................................        208      3,116      3,689      3,646      4,221       2,354        6,092
  One-third of rental expenses....................        330        337        342        378        461         230          400
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------

Total Fixed Charges...............................  $     538  $   3,453  $   4,031  $   4,024  $   4,682   $   2,584    $   6,492
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                    ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) before taxes plus fixed charges
  above...........................................  $     550  $   4,091  $   4,123  $   5,467  $   4,794   $   2,356    $   7,700
Fixed charge deficiency...........................     --         --         --         --         --       $     228       --

Fixed charge ratio................................       1.02x      1.18x      1.02x      1.36x      1.02x       0.91x        1.18x
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